Exhibit 99.1

Sterling Bancorp Reports Second Quarter 2018 Financial Results

Q2 2018 Summary

•                  Net income of $16.0 million, a 79% increase from Q2 2017, and a 1.5% increase from Q1 2018

•                  Fully diluted EPS of $0.30, a 50% increase from Q2 2017, and equivalent to Q1 2018

•                  Annualized ROAA of 2.08% and annualized ROATCE of 21.36%

•                  Revenue, net of interest expense, was $36.2 million, a 44% increase from Q2 2017, and a 6% increase from Q1 2018

•                  Total loan originations of $434 million, a 3% increase from Q2 2017 and a 6% increase from Q1 2018

•                  Total gross loans, including loans held for investment and loans held for sale, of $2.86 billion, a 29% increase from Q2 2017, and an 8% annualized increase from Q1 2018

•                  Total deposits of $2.34 billion, a 30% increase from Q2 2017, and a 9% annualized increase from Q1 2018

•                  Net interest margin of 3.96%

Southfield, Michigan, July 30, 2018 — Sterling Bancorp, Inc. (NASDAQ: SBT) (the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported unaudited financial results for its second quarter ended June 30, 2018.

For the three months ended June 30, 2018, net income totaled $16.0 million, or $0.30 per diluted share, based on 53.0 million weighted average diluted shares outstanding. This compares to first quarter 2018 net income of $15.7 million, or $0.30 per diluted share, based on 53.0 million weighted average diluted shares outstanding. For the second quarter of 2017, net income totaled $8.9 million, or $0.20 per diluted share, based on 45.3 million weighted average diluted shares outstanding.

“We executed well in the second quarter, generating a 50% year-over-year increase in earnings per share, a return on average assets of 2.08%, and a return on tangible equity of 21.3%,” said Gary Judd, Chairman and CEO of Sterling Bancorp.  “Our strong performance was driven by continued balance sheet growth, disciplined expense control and excellent credit quality.  We continue to see strong demand for our suite of niche loan products, which resulted in $434 million of loan production in the second quarter, an increase of 6% compared to the prior quarter.  Our pipeline remains strong in our principal markets in Northern California, Southern California and New York City, and we believe the expansion of our presence in the greater Seattle market during the second half of the year will provide another catalyst for driving future growth in loans, deposits and earnings.”

Financial Highlights (Unaudited)

	At or for the Three Months Ended
(dollars in thousands, except per share data)	June 30, 2018	March 31, 2018	June 30, 2017
Net income	$15,982	$15,749	$8,938
Diluted earnings per share	$0.30	$0.30	$0.20
Net interest income before provision for loan losses (1)	$29,857	$28,739	$23,533
Net interest margin (1)	3.96%	3.96%	4.24%
Non-interest income (1)	$6,297	$5,493	$1,530
Non-interest expense	$12,621	$11,503	$9,391
Loans held for investment, net	$2,816,156	$2,580,560	$2,205,530
Deposits	$2,340,605	$2,291,165	$1,796,324
Nonperforming loans	$641	$5,115	$665
Allowance for loan losses to total loans	0.72%	0.74%	0.73%
Allowance for loan losses to non-performing loans	3167%	374%	2443%
Provision for loan losses	$1,120	$641	$600
Net charge offs (recoveries)	$(48)	$(34)	$(79)
Return on average assets	2.08%	2.13%	1.57%
Return on average shareholders’ equity	21.31%	22.17%	20.72%
Efficiency ratio	34.9%	33.6%	37.5%

(1)  In the second quarter of 2018, the Company changed the classification of commitment fees earned on construction loans and other lines of credit to interest income which were previously reported within non-interest income.  As a result, prior periods herein have been adjusted from the amounts previously reported to correct the classification error. The amount of the adjustment was a decrease to non-interest income of $502, $862 and $544 and an increase to interest income and net interest margin for the three and six months ended June 30, 2017, and the three months ended March 31, 2018, respectively.  There was no change to the reported net income or income per share, basic and diluted, as previously reported as a result of this immaterial correction.

Operating Results for the Second Quarter 2018

Revenue

Revenue, net of interest expense, was $36.2 million for the second quarter of 2018, an increase of 5.6% from the first quarter of 2018. The increase in revenue was driven by a $1.2 million increase in net interest income and a $0.8 million increase in non-interest income.

Relative to the second quarter of 2017, revenue, net of interest expense, increased 44.3% from $25.1 million. The increase in revenue from the second quarter of 2017 was attributable to a $6.3 million increase in net interest income and a $4.8 million increase in non-interest income.

Net Interest Income

Net interest income for the second quarter of 2018 was $29.9 million, an increase of 3.9% from $28.7 million for the first quarter of 2018. The increase in net interest income from the first quarter was primarily attributable to a $114 million increase in average interest earning assets.

Relative to the second quarter of 2017, net interest income increased 26.9% from $23.5 million. The increase in net interest income from the second quarter of 2017 was primarily driven by a $791 million increase in average interest earning assets, partially offset by the effect of a 28 basis point decrease in the net interest margin.

Net Interest Margin

Net interest margin for the second quarter of 2018 was 3.96%, unchanged from the net interest margin of 3.96% for the first quarter of 2018. Net interest margin was positively impacted by a 10 basis point increase in the average yield on interest earning assets, offset by an 11 basis point increase in the average cost of interest-bearing liabilities.

Relative to the second quarter of 2017, the net interest margin decreased from 4.24%, primarily due to a 36 basis point increase in the average cost of interest-bearing liabilities, partially offset by a 1 basis point increase in the average yield on interest earning assets.

Non-interest Income

Non-interest income for the second quarter of 2018 was $6.3 million, an increase of 14.6% from $5.5 million for the first quarter of 2018.  The increase was primarily the result of a $1.1 million increase in the gain on sale of loans due to an increase in the amount of residential mortgages sold in the secondary market compared to the prior period.

Non-interest income increased $4.8 million from $1.5 million in the second quarter of 2017, primarily as a result of a $4.7 million increase in the gain on sale of loans due to an increase in the amount of residential mortgages sold in the secondary market compared to the prior period.

Non-interest Expense

Non-interest expense for the second quarter of 2018 was $12.6 million, an increase of 9.7% from $11.5 million for the first quarter of 2018. The increase was primarily attributable to higher salaries and employee benefits, professional fees and a full quarter impact of recently opened branches.

Relative to the second quarter of 2017, non-interest expense increased from $9.4 million. The increase was primarily due to an increase in personnel expenses and occupancy and equipment costs required to support the growth in the Company’s operations, as well as higher professional fees.

The Company’s operating efficiency ratio remained strong at 34.9% in the second quarter of 2018, compared with 33.6% in the first quarter of 2018 and 37.5% in the second quarter of 2017.

Income Taxes

The effective tax rate for both the three months ended June 30, 2018 and March 31, 2018 was 29%, compared with 41% for the three months ended June 30, 2017. The decrease in the effective tax rate in the second quarter of 2018 as compared to second quarter of 2017 was attributable to the reduction in the federal corporate tax rate that was effective January 1, 2018.

The Company continues to expect that its effective tax rate for 2018 will be in the range of 28% to 30%. The actual annual effective tax rate will vary depending upon the mix of its taxable income by state.

Loan Portfolio

Total loans, which includes those held for investment and held for sale, were $2.86 billion at June 30, 2018, compared with $2.80 billion at March 31, 2018.  Contributing to the increase were a $55 million increase in residential real estate loans and a $4 million increase in commercial real estate and construction loans.

During the second quarter of 2018, the Company originated $434 million in loans, which included $367 million in residential mortgage loans, $20 million in commercial real estate loans, $39 million in construction loans and $8 million in commercial and industrial loans.

Deposits

Total deposits were $2.34 billion at June 30, 2018, compared with $2.29 billion at March 31, 2018.  The increase was primarily attributable to a $66 million increase in retail deposits, partially offset by a $17 million decrease in brokered deposits.

Credit Quality

Nonperforming assets totaled $3.6 million, or 0.12% of total assets, at June 30, 2018, compared with $8.1 million, or 0.27% of total assets, at March 31, 2018.  The decrease was primarily due to a large residential real estate loan being upgraded to performing status. The loan was fully repaid in July of 2018 with no loss to the Bank.

Recoveries for the second quarter of 2018 were $52,000 and charge-offs were $4,000 during the quarter, resulting in net recoveries to average loans of 0.00%.

The Company recorded a provision for loan losses of $1.1 million for the second quarter of 2018, which was primarily attributable to the growth in total loans held for investment during the quarter.

The allowance for loan losses was 0.72% of total loans and 3,167% of nonperforming loans at June 30, 2018, compared with 0.74% and 374%, respectively, at March 31, 2018.

Capital

At June 30, 2018, the Bank exceeded all regulatory capital requirements under Basel III and was considered to be a ‘‘well-capitalized’’ financial institution, as summarized in the following tables:

	Well Capitalized	Company Actual at June 30, 2018
Total adjusted capital to risk-weighted assets	N/A	20.77%
Tier 1 (core) capital to risk-weighted assets	N/A	16.21%
Tier 1 (core) capital to adjusted tangible assets	N/A	9.88%
Common Tier 1 (CET 1)	N/A	16.21%

	Well Capitalized	Sterling Bank Actual at June 30, 2018
Total adjusted capital to risk-weighted assets	10.00%	15.60%
Tier 1 (core) capital to risk-weighted assets	8.00%	14.52%
Tier 1 (core) capital to adjusted tangible assets	5.00%	8.84%
Common Tier 1 (CET 1)	6.50%	14.52%

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company’s financial results. The conference call number for U.S. participants is (877) 270-2148 and the conference call number for participants outside the U.S. is (412) 902-6510. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com.  An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through August 13, 2018 by dialing (877) 344-7529, using conference ID number 10121959.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City, and a loan production office in Seattle, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. In March 2018, Sterling was named as the top performing community bank in the United States with total assets between $1 billion and $10 billion in 2017 by SNL/S&P Global Market Intelligence. For additional information, please visit the Company’s website at www.sterlingbank.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with accounting principles generally accepted in the United States (“GAAP”).   These non-GAAP financial measures include “Average Tangible Common Equity,” and “Return on Average Tangible Common Equity,” each of which are common metrics in the banking industry. Our management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore this presentation may not be comparable to other similarly titled measures as presented by other companies. For further information see “Return on Average Tangible Common Equity Reconciliations (non-GAAP)” in the Financial Data section that follows.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” within the meaning of the federal securities laws, including but not limited to statements about the Company’s expected loan production, operating expenses and future earnings levels.  These statements are subject to many risks and uncertainties, including changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,”

“seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:

Financial Profiles, Inc.

Allyson Pooley

310-622-8230

Larry Clark

310-622-8223

SBT@finprofiles.com

Sterling Bancorp, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)	June 30, 2018	March 31, 2018	% change	December 31, 2017	% change	June 30, 2017	% change
Assets
Cash and due from banks	$36,820	$37,541	(2)%	$40,147	(8)%	$25,974	42%
Investment securities	142,648	124,956	14%	126,848	12%	102,501	39%
Mortgage loans held for sale	21,641	200,467	(89)%	112,866	(81)%	579	N/M
Loans, net of allowance for loan losses of $20,300, $19,132, $18,457 and $16,246	2,816,156	2,580,560	9%	2,594,357	9%	2,205,530	28%
Accrued interest receivable	12,396	11,936	4%	11,493	8%	9,170	35%
Mortgage servicing rights, net	9,295	7,780	19%	6,496	43%	5,179	79%
Leasehold improvements and equipment, net	8,413	7,705	9%	7,043	19%	6,863	23%
Federal Home Loan Bank stock, at cost	22,950	22,950	0%	22,950	0%	18,360	25%
Cash surrender value of bank-owned life insurance	30,991	30,837	0%	30,680	1%	30,357	2%
Deferred tax asset, net	5,905	7,234	(18)%	6,847	(14)%	9,795	(40)%
Other assets	4,124	2,366	74%	2,231	85%	3,741	10%
Total assets	$3,111,339	$3,034,332	3%	$2,961,958	5%	$2,418,049	29%

Liabilities
Noninterest-bearing deposits	$73,791	$75,062	(2)%	$73,682	0%	$66,455	11%
Interest-bearing deposits	2,266,814	2,216,103	2%	2,171,428	4%	1,729,869	31%
Total deposits	2,340,605	2,291,165	2%	2,245,110	4%	1,796,324	30%
Federal Home Loan Bank borrowings	350,000	342,937	2%	338,000	4%	359,312	(3)%
Subordinated notes, net	64,958	64,923	0%	64,889	0%	49,404	31%
Accrued expenses and other liabilities	51,666	46,795	10%	40,661	27%	38,600	34%
Total liabilities	2,807,229	2,745,820	2%	2,688,660	4%	2,243,640	25%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—	—	—
Common stock, voting, no par value, authorized 500,000,000 shares at June 30, 2018, March 31, 2018 and December 31, 2017, and 490,000,000 at June 30, 2017; issued and outstanding 53,002,963 shares at June 30, 2018 and March 31, 2018, 52,963,308 shares at December 31, 2017, and 40,199,000 shares at June 30,2017	111,238	111,238	(0)%	111,238	(0)%	22,863	387%
Common stock, non-voting, no par value, authorized 10,000,000 shares, issued and outstanding 5,072,000 shares at June 30, 2017	—	—	N/M	—	N/M	2,885	N/M
Additional paid-in capital	12,501	12,425	1%	12,416	1%	12,416	1%
Retained earnings	180,438	164,984	9%	149,816	20%	136,371	32%
Accumulated other comprehensive loss	(67)	(135)	N/M	(172)	N/M	(126)	N/M
Total shareholders’ equity	304,110	288,512	5%	273,298	11%	174,409	74%
Total liabilities and shareholders’ equity	$3,111,339	$3,034,332	3%	$2,961,958	5%	$2,418,049	29%

N/M- not meaningful

Sterling Bancorp, Inc.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended					Six Months Ended
(dollars in thousands, except per share amounts)	June 30, 2018	March 31, 2018	% change	June 30, 2017	% change	June 30, 2018	June 30, 2017	% change
Interest income:
Interest and fees on loans (1)	$38,580	$36,400	6%	$28,624	35%	$74,980	$55,743	35%
Interest and dividends on investment securities	842	819	3%	435	94%	1,661	800	108%
Other interest	119	$114	4%	29	310%	233	48	385%
Total interest income (1)	39,541	37,333	6%	29,088	36%	76,874	56,591	36%
Interest expense:
Interest on deposits	7,179	6,589	9%	3,777	90%	13,768	7,311	88%
Interest on Federal Home Loan Bank borrowings	1,334	833	60%	870	53%	2,167	1,700	27%
Interest on subordinated notes and other	1,171	1,172	(0)%	908	29%	2,343	1,816	29%
Total interest expense	9,684	8,594	13%	5,555	74%	18,278	10,827	69%
Net interest income (1)	29,857	28,739	4%	23,533	27%	58,596	45,764	28%
Provision for loan losses	1,120	641	75%	600	87%	1,761	1,200	47%
Net interest income after provision for loan losses (1)	28,737	28,098	2%	22,933	25%	56,835	44,564	28%
Non-interest income:
Service charges and fees (1)	92	74	24%	88	5%	166	137	21%
Investment management and advisory fees	500	623	(20)%	589	(15)%	1,123	1,141	(2)%
Net gain on sale of loans	5,096	4,006	27%	384	1227%	9,102	4,436	105%
Other income	609	790	(23)%	469	30%	1,399	1,042	34%
Total non-interest income (1)	6,297	5,493	15%	1,530	312%	11,790	6,756	75%
Non-interest expense:
Salaries and employee benefits	7,229	6,649	9%	5,277	37%	13,878	10,687	30%
Occupancy and equipment	1,610	1,546	4%	1,416	14%	3,156	2,805	13%
Professional fees	824	622	32%	295	179%	1,446	664	118%
Advertising and marketing	351	349	1%	230	53%	700	422	66%
FDIC assessments	474	543	(13)%	264	80%	1,017	506	101%
Data processing	295	288	2%	279	6%	583	486	20%
Other	1,838	1,506	22%	1,630	13%	3,344	2,913	15%
Total non-interest expense	12,621	11,503	10%	9,391	34%	24,124	18,483	31%
Income before income taxes	22,413	22,088	1%	15,072	49%	44,501	32,837	36%
Income tax expense	6,431	6,339	1%	6,134	5%	12,770	13,483	(5)%
Net income	$15,982	$15,749	1.5%	$8,938	79%	$31,731	$19,354	64%
Income per share, basic and diluted	$0.30	$0.30		$0.20		$0.60	$0.43
Weighted average common shares outstanding:
Basic	52,963,308	52,963,308		45,271,000		52,963,308	45,271,000
Diluted	52,965,365	52,963,308		45,271,000		52,965,133	45,271,000

(1) In the second quarter of 2018, the Company changed the classification of commitment fees earned on construction loans and other lines of credit to commercial customers in its condensed consolidated statements of income to the financial statement caption, interest and fees on loans, which were previously reported in service charges and fees.  As a result, prior period financial statements included herein have been adjusted from the amounts previously reported to correct the classification error. The amount of the adjustment was a decrease to service charges and fees, and increase to interest and fees on loans of $502, $862 and $544 for the three and six months ended June 30, 2017, and three months ended March 31, 2018, respectively.  There was no change to the reported net income or income per share, basic and diluted, as previously reported as a result of this immaterial correction.

Sterling Bancorp, Inc.
Select Financial Data (Unaudited)

	As of and for the Three Months Ended			As of and for the Six Months Ended
Performance Ratios:	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Return on average assets	2.08%	2.13%	1.57%	2.10%	1.73%
Return on average shareholders’ equity	21.31%	22.17%	20.72%	21.73%	22.70%
Return on average tangible common equity	21.36%	22.24%	20.86%	21.79%	22.86%
Yield on earning assets (1)	5.25%	5.15%	5.24%	5.20%	5.17%
Cost of average interest-bearing liabilities	1.47%	1.36%	1.11%	1.42%	1.11%
Net interest spread (1)	3.78%	3.79%	4.13%	3.78%	4.06%
Net interest margin (1)	3.96%	3.96%	4.24%	3.96%	4.18%
Efficiency ratio (2)	34.91%	33.60%	37.47%	34.27%	35.19%

(1)  Refer to footnote to Condensed Consolidated Statements of Income table.

(2)  Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

Sterling Bancorp, Inc.
Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate

Interest earning assets
Loans (1),(3)	$2,829,819	$38,580	5.45%	$2,733,759	$36,400	5.33%	$2,102,446	$28,624	5.45%
Securities, includes restricted stock	159,243	842	2.12%	141,616	819	2.31%	108,373	435	1.61%
Other interest earning assets	24,496	119	1.94%	24,663	114	1.85%	11,673	29	0.99%
Total interest earning assets (3)	$3,013,558	$39,541	5.25%	$2,900,038	$37,333	5.15%	$2,222,492	$29,088	5.24%
Interest-bearing liabilities
Money Market, Savings, NOW	$1,515,912	$4,468	1.18%	$1,525,436	$4,135	1.10%	$1,304,358	$2,764	0.85%
Time deposits	715,863	2,711	1.52%	705,824	2,454	1.41%	383,908	1,013	1.06%
Total interest-bearing deposits	2,231,775	7,179	1.29%	2,231,260	6,589	1.20%	1,688,266	3,777	0.90%
FHLB borrowings	351,846	1,334	1.50%	259,056	833	1.29%	267,276	870	1.29%
Subordinated debt	64,935	1,171	7.21%	64,901	1,172	7.22%	49,383	908	7.35%
Total borrowings	416,781	2,505	2.38%	323,957	2,005	2.48%	316,659	1,778	2.22%
Total interest-bearing liabilities	$2,648,556	9,684	1.47%	$2,555,217	8,594	1.36%	$2,004,925	5,555	1.11%
Net interest income and spread (2),(3)		$29,857	3.78%		$28,739	3.79%		$23,533	4.13%
Net interest margin (2),(3)			3.96%			3.96%			4.24%

	Six Months Ended
	June 30, 2018			June 30, 2017
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate

Interest earning assets
Loans (1),(3)	$2,782,055	$74,980	5.39%	$2,073,748	$55,743	5.38%
Securities, includes restricted stock	150,478	1,661	2.21%	102,882	800	1.56%
Other interest earning assets	24,579	233	1.90%	10,629	48	0.90%
Total interest earning assets (3)	$2,957,112	$76,874	5.20%	$2,187,259	$56,591	5.17%
Interest-bearing liabilities
Money Market, Savings, NOW	$1,520,648	$8,602	1.14%	$1,252,328	$5,223	0.84%
Time deposits	710,872	5,166	1.47%	403,332	2,088	1.04%
Total interest-bearing deposits	2,231,520	13,768	1.24%	1,655,660	7,311	0.89%
FHLB borrowings	305,707	2,167	1.41%	270,431	1,700	1.25%
Subordinated debt	64,918	2,343	7.22%	49,366	1,816	7.36%
Total borrowings	370,625	4,510	2.42%	319,797	3,516	2.19%
Total interest-bearing liabilities	$2,602,145	18,278	1.42%	$1,975,457	10,827	1.11%
Net interest income and spread (2),(3)		$58,596	3.78%		$45,764	4.06%
Net interest margin (2),(3)			3.96%			4.18%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

(3) Refer to footnote to Condensed Consolidated Statements of Income table.

Sterling Bancorp, Inc.
Loan Composition (Unaudited)

(dollars in thousands)	June 30, 2018	March 31, 2018	% change	December 31, 2017	% change	June 30, 2017	% change
Construction	$172,262	$179,846	(4)%	$192,319	(10)%	$187,572	(8)%
Residential real estate, mortgage	2,367,876	2,134,447	11%	2,132,641	11%	1,773,734	33%
Commercial real estate, mortgage	250,465	239,204	5%	247,076	1%	220,134	14%
Commercial and industrial loans, lines of credit	45,821	46,166	(1)%	40,749	12%	40,274	14%
Other consumer loans	32	29	9%	29	10%	62	(49)%
Total loans held for investment	2,836,456	2,599,692	9%	2,612,814	9%	2,221,776	28%
Less: allowance for loan losses	(20,300)	(19,132)	6%	(18,457)	10%	(16,246)	25%
Loans, net	$2,816,156	$2,580,560	9%	$2,594,357	9%	$2,205,530	28%

Mortgage loans held for sale	$21,641	$200,467	(89)%	$112,866	(81)%	$579	N/M
Total gross loans	$2,858,097	$2,800,159	2%	$2,725,680	5%	$2,222,355	29%

Sterling Bancorp, Inc.
Deposit Composition (Unaudited)

(dollars in thousands)	June 30, 2018	March 31, 2018	% change	December 31, 2017	% change	June 30, 2017	% change
Noninterest bearing demand deposits	$73,791	$75,062	(2)%	$73,682	0%	$66,455	11%
Money Market, Savings and NOW	1,518,635	1,536,481	(1)%	1,507,956	1%	1,357,805	12%
Time deposits	748,179	679,622	10%	663,472	13%	372,064	101%
Total deposits	$2,340,605	$2,291,165	2%	$2,245,110	4%	$1,796,324	30%

Sterling Bancorp, Inc.
Capital and Credit Quality Ratios (Unaudited)

	As of and for the Three Months Ended
(dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
Capital Ratios
Regulatory and Other Capital Ratios—Consolidated:
Tier 1 (core) capital to risk-weighted assets	16.21%	15.77%	15.53%	11.69%
Tier 1 (core) capital to adjusted tangible assets	9.88%	9.73%	9.83%	7.62%
Common Tier 1 (CET 1)	16.21%	15.77%	15.53%	11.69%
Total adjusted capital to risk-weighted assets	20.77%	20.38%	20.28%	16.11%

Regulatory and Other Capital Ratios—Bank:
Tier 1 (core) capital to risk-weighted assets	14.52%	14.02%	13.71%	13.79%
Tier 1 (core) capital to adjusted tangible assets	8.84%	8.65%	8.68%	8.99%
Common Tier 1 (CET 1)	14.52%	14.02%	13.71%	13.79%
Total adjusted capital to risk-weighted assets	15.60%	15.07%	14.76%	14.89%

Credit Quality Data
Nonperforming loans (1)	$641	$5,115	$783	$665
Nonperforming loans to total loans	0.02%	0.20%	0.03%	0.03%
Nonperforming assets (2)	$3,583	$8,082	$3,777	$3,793
Nonperforming assets to total assets	0.12%	0.27%	0.13%	0.16%
Allowance for loan losses to total loans	0.72%	0.74%	0.71%	0.73%
Allowance for loan losses to nonperforming loans	3167%	374%	2357%	2443%
Net charge offs to average loans	(0.00)%	(0.00)%	(0.03)%	(0.00)%

(1) Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.

(2) Nonperforming assets include nonperforming loans and loans modified under troubled debt restructurings and other repossessed assets.

Sterling Bancorp, Inc.
Allowance for Loan Losses (Unaudited)

	Three Months Ended
(dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
Allowance for loan losses
Balance at beginning of period	$19,132	$18,457	$17,189	$15,567
Provision for loan losses	1,120	641	600	600
Charge offs	(4)	—	(19)	—
Recoveries	52	34	687	79
Balance at end of period	$20,300	$19,132	$18,457	$16,246

Return on Average Tangible Common Equity Reconciliations (non-GAAP)

Average tangible common equity and return on average common equity are non-GAAP disclosures. Sterling’s management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. Average tangible common equity excludes the effect of intangible assets. This non-GAAP financial measure should not be considered a substitute for those comparable measures that are similarly titled that are determined in accordance with U.S. GAAP that may be used by other companies. The following is a reconciliation of average tangible common equity to the average shareholders’ equity, its most comparable GAAP measure, as well as a calculation of return on average tangible common equity as of June 30, 2018 and 2017, and March 31, 2018.

Sterling Bancorp, Inc.
GAAP to Non-GAAP Reconciliations

	As of and for the Three Months Ended			As of and for the Six Months Ended
(dollars in thousands)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net Income	$15,982	$15,749	$8,938	$31,731	$19,354
Average shareholders’ equity	299,988	284,100	172,572	292,088	170,543
Adjustment
Customer-related intangible	(750)	(863)	(1,181)	(806)	(1,238)
Average tangible common equity	$299,238	$283,237	$171,391	$291,282	$169,305
Return on average tangible common equity*	21.36%	22.24%	20.86%	21.79%	22.86%

*Annualized